Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with Selected Consolidated and Combined Financial and Other Data included as Exhibit 99.2 to this Current Report on Form 8-K and our Annual Consolidated and Combined Financial Statements and the accompanying notes included as Exhibit 99.3 to this Current Report on Form 8-K. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs and involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and under the headings “Risk Factors” and “Forward-Looking Statements.”

Overview

During the first quarter of fiscal 2008, we realigned our operating segments to more accurately reflect our business units that operate in different industries. Operations formerly managed by the Medical Devices segment that related to the sale and production of radiopharmaceuticals and contrast products are now managed by the Imaging Solutions segment. The move was designed to improve our operational performance by enhancing our global structure to accelerate growth. Following this change, and the anticipated divestiture of our Retail Products segment, Specialty Chemicals business and European Incontinence Products business discussed below, we operate our business through the following four segments:

•

Medical Devices includes the development, manufacture and sale of endomechanical instruments, soft tissue repair products, energy devices, oximetry and monitoring products, airway and ventilation products, vascular devices, sharpsafety products, clinical care products and other medical device products.

•	Imaging Solutions includes the development, manufacture and marketing of radiopharmaceuticals and contrast products.

•	Pharmaceutical Products includes the development, manufacture and distribution of dosage pharmaceuticals and active pharmaceutical ingredients.

•	Medical Supplies includes the development, manufacture and sale of nursing care products, medical surgical products and original equipment manufacturer products (OEM).

Covidien Ltd. was incorporated in Bermuda in 2000 as a wholly-owned subsidiary of Tyco International Ltd. Until June 29, 2007, however, Covidien did not engage in any significant business activities and held minimal assets. As part of a plan to separate Tyco International into three independent companies, Tyco International transferred the equity interests of the entities that held all of the assets and liabilities of its healthcare businesses to Covidien and, on June 29, 2007, distributed all of its shares of Covidien to its shareholders. Where we refer to financial results for the first quarter of fiscal 2007, these results reflect the combined reporting entity consisting of the assets and liabilities used in managing Tyco International Ltd.’s healthcare businesses. Where we refer to financial results for fiscal 2007, these results reflect the consolidated operations of Covidien from June 29, 2007 to September 28, 2007 and, for all periods prior to June 29, 2007, a combined reporting entity comprised of the assets and liabilities used in managing Tyco International Ltd.’s healthcare businesses. Please see our Annual Consolidated and Combined Financial Statements for more information.

Our financial statements have been prepared in U.S. dollars, in accordance with accounting principles generally accepted in the United States of America. Our Combined Financial Statements for periods prior to June 29, 2007 may not be indicative of our future performance and do not necessarily reflect what our combined results of operations, financial condition and cash flows would have been had we operated as an independent, publicly-traded company during the periods presented. Certain general corporate overhead, other expenses and debt and related net interest expense and loss on early extinguishment of debt have been allocated to us by Tyco International for periods prior to the Separation. Management believes such allocations are reasonable; however, they may not be indicative of the actual expenses we would have incurred had we been operating as an independent, publicly traded company for periods prior to the Separation. Note 17 to our Annual Consolidated and Combined Financial Statements provides additional information regarding allocated expenses.

Strategic Acquisitions and Divestitures

As part of our management of Covidien, we regularly engage in strategic reviews of our businesses to improve operations, financial returns and alignment between our businesses and our strategy. We have made strategic acquisitions and divestitures in the past and we continue to explore strategic alternatives for our businesses, including licensing and distribution transactions and selective acquisitions as well as divestitures of non-strategic and/or underperforming businesses. If executed, any such acquisitions or divestitures, individually or in the aggregate, could have a material impact on our Consolidated Financial Statements. Further, depending on the consideration paid or received for an acquisition or divestiture, we could incur an impairment charge which may or may not have a material adverse effect on our financial results.

Acquisitions

As of April 7, 2008, our Medical Devices segment had acquired over 97% ownership in Tissue Science Laboratories plc (“TSL”). TSL is a medical device company dedicated to the research, development and commercialization of tissue implant products for surgical and wound care therapies. The acquisition of TSL will provide us with a leading tissue repair technology and accelerate our entry into the biologic hernia repair market. TSL’s Permacol(R) product complements our current soft tissue product offerings and will allow us to offer a full line of differentiated hernia repair products. The initial share purchase and the subsequent tender offer combined are expected to total approximately $80 million.

In November 2007, our Medical Devices segment acquired Scandius Biomedical, Inc. (“Scandius”), a developer of medical devices for sports-related surgeries, for $27 million, of which $14 million was deposited into an escrow account. The acquisition of Scandius enables us to offer customers innovative soft tissue repair devices for common sports injuries.

In April 2007, our Medical Devices segment acquired intellectual property from Sorbx, LLC (“Sorbx”), a developer of an absorbable tack technology used in hernia repair procedures, for $30 million. The acquisition of the intellectual property from Sorbx will allow us to expand our surgical devices portfolio, while leveraging our global distribution capabilities.

In September 2006, our Medical Devices segment acquired over 50% ownership of Airox S.A. (“Airox”) for $59 million, net of cash acquired of $4 million and in November 2006, we acquired the remaining outstanding shares of Airox in a mandatory tender offer for approximately $47 million. Airox is a developer of home respiratory ventilator systems. The acquisition of Airox expands our ventilator product portfolio.

In August 2006, our Medical Devices segment acquired Confluent Surgical, Inc. (“Confluent”), a developer and supplier of polymer-based technology used in sprayable surgical sealants and anti-adhesion products. The acquisition of Confluent allows us to offer bio-surgery products that complement our Syneture suture and Autosuture surgical stapler portfolio. The total purchase price, including holdback liabilities, is expected to be $246 million. Through September 28, 2007, we had paid $211 million in cash, net of cash acquired of $12 million. We also had $23 million of the total purchase price deposited into an escrow account, which is expected to be released in fiscal 2008 upon expiration of the indemnification period.

During fiscal 2006, our Medical Devices segment acquired over 90% ownership in Floreane Medical Implants, S.A. (“Floreane”) for $123 million in cash, net of cash acquired of $3 million. Floreane, through its Sofradim line, is an innovator in the development of hernia meshes and surgical implants. The acquisition of

Floreane expands our surgical product portfolio and allows us to provide our customers with a complementary range of products, while leveraging our global distribution capabilities. During the second quarter of fiscal 2007, we acquired additional outstanding shares of Floreane for $9 million, and now have over 95% ownership.

Divestitures

During the first quarter of fiscal 2008, we entered into a definitive sale agreement to divest our Retail Products segment for $335 million, subject to certain working capital and other adjustments. In addition, we approved plans to sell our Specialty Chemicals business within the Pharmaceutical Products segment and our European Incontinence Products business within the Medical Supplies segment. In February 2008, we entered into a definitive agreement to sell the European Incontinence Products business. We decided to sell these businesses because their products and customer bases are not aligned with our long-term strategic objectives. The Retail Products segment, Specialty Chemicals business and European Incontinence Products business all met the assets held for sale and discontinued operations criteria and have been included in discontinued operations for all periods presented. See “Discontinued Operations” for further information. References to Covidien are to our continuing operations. Prior year amounts have been reclassified to exclude the results of the discontinued operations and to reflect the change to our segment reporting discussed in “Overview”.

In January 2006, we completed the sale of our Radionics product line within the Medical Devices segment, which included minimally invasive medical instruments in the fields of neurosurgery and radiation therapy. In connection with this sale, we received net proceeds of $74 million and recorded a gain of $45 million in continuing operations.

Covidien Business Factors Influencing the Results of Operations

Product Recalls

During fiscal 2006, our results were adversely affected by quality systems and regulatory compliance issues that led to product recalls within the Imaging Solutions segment and to a detention order imposed by the Food and Drug Administration (“FDA”) that blocked the import and sale in the U.S. of several temperature monitoring products within our Medical Devices segment that we manufacture at a facility in Mexico. In addition, we were unable to produce certain Imaging Solutions products for a period of time, which adversely affected our sales and manufacturing performance, resulting in underabsorption of manufacturing overhead costs. In certain instances, despite the fact that we were not able to manufacture the product, we were able to obtain alternative sources, but at higher costs.

In response to these quality systems and regulatory compliance issues, we made substantial capital and headcount investments during fiscal 2006. We increased our quality and regulatory assurance personnel at the affected facilities in an effort to address all of the FDA’s concerns. We resumed sales for the majority of the affected Imaging Solutions products in the first quarter of fiscal 2007, and the detention was lifted on our temperature monitoring products. Sales of technetium generators within the Imaging Solutions segment were suspended, however, in the second quarter of fiscal 2007, and we initiated a voluntary recall of such generators manufactured on or after February 23, 2007, as a result of a potential problem identified during routine testing of a production run. This issue was resolved before the end of the second quarter of fiscal 2007, and production of technetium generators resumed on April 2, 2007. There is a risk following any recall or production suspension that we will not be able to regain some of the customers who moved to alternate suppliers.

Other Manufacturing Cost Increases

We use resins, other petroleum-based materials and pulp as raw materials in many of our products. Prices of oil and gas also significantly affect our costs for freight and utilities. Oil, gas and pulp prices are volatile and have increased in fiscal 2008, 2007 and 2006, resulting in higher costs to produce and distribute our products.

Patent Infringement Settlement

In fiscal 2006, we paid a total of $330 million, which represented $264 million in damages in a patent infringement action for sales through January 31, 2006, and $66 million as an advance royalty for oximetry sales from February 1, 2006 through December 31, 2006. The adverse effect of the damage settlement charge is reflected in our fiscal 2005 operating results. We stopped selling the infringing products on February 1, 2006, and agreed to pay an ongoing royalty for oximetry sales.

Sales and Marketing Investment

Selling and Marketing expenses increased approximately $186 million and $54 million in fiscal 2007 and fiscal 2006, respectively, due to an increase in sales and marketing headcount and related compensation programs. The increase in headcount is to support the continuation of our geographic expansion and our increased focus on selling to and supporting customers directly rather than through distributors. We expect selling and marketing expenses to continue to increase in fiscal 2008 as we build our global sales force and strengthen our brand name.

Research and Development Investment

Our research and development expense, including in-process research and development, decreased $13 million during fiscal 2007 and increased $90 million during fiscal 2006. We expect these expenditures associated with internal initiatives, as well as licensing or acquiring technology from third party, to increase as we continue to make additional investments to support our growth initiatives. We intend to focus our internal and external investments in those fields that we believe will offer the greatest opportunity for growth and profitability.

Restructuring Initiative

During fiscal 2007, we launched a restructuring program in our Medical Devices and Medical Supplies segments. These programs include numerous actions designed to improve our competitive position by exiting unprofitable product lines in low-growth and declining-growth markets, reducing excess machine capacity, moving production to lower cost alternatives through plant consolidations and outsourcing initiatives, and relocating certain functions to locations that will enhance our recruiting, development and retention of personnel and lower operating costs. We expect to incur charges of $150 million under this program, most of which is expected to occur by the end of 2008. We expect the savings from these restructuring initiatives to partially offset the increased research and development and sales and marketing expenses necessary to support our growth initiatives. During fiscal 2007, we recorded restructuring charges of $57 million as we began to consolidate certain facilities, primarily in the Medical Devices segment.

Currency Exchange Rates

Our results of operations are influenced by changes in the currency exchange rates. Increases or decreases in the value of the U.S. dollar, compared to other currencies, will directly affect our reported results as we translate those currencies into U.S. dollars at the end of each fiscal period. The percentage of net sales by major currencies for fiscal 2007 is as follows:

U.S. Dollar	60%
Euro	19
Japanese Yen	5
All Other	16

100%

Currency exchange rates also affect our cost of products sold. To the extent other currencies depreciate against the U.S. dollar, transaction losses result on any products sourced from the U.S. for sale in such non-U.S. currencies.

Tyco International Factors Influencing the Results of Operations

Securities Class Action Settlement

On May 14, 2007, Tyco International entered into a memorandum of understanding with plaintiffs’ counsel in connection with the settlement of 32 securities class action lawsuits. The memorandum of understanding does not address all securities cases, and several remain outstanding. In addition, the settlement does not release claims arising under Employee Retirement Income Security Act (“ERISA”). Under the terms of the memorandum of understanding, the plaintiffs have agreed to release all claims against Tyco International, the other settling defendants and ten other individuals in consideration of the payment of $2.975 billion from Tyco International to the certified class. See Note 18 to our Annual Consolidated and Combined Financial Statements for more information.

Under the terms of the Separation and Distribution Agreement, Covidien, Tyco International and Tyco Electronics are jointly and severally liable for the full amount of the class action settlement. Additionally, under the Separation and Distribution Agreement, the companies share in the liability, with Covidien assuming 42%, Tyco International 27% and Tyco Electronics 31% of the total amount.

In fiscal 2007, we were allocated a net charge of $1.202 billion from Tyco International, for which no tax benefit was realized. This amount is comprised of our portion of the class action settlement of $1.249 billion, net of our portion of the related insurance recoveries of $47 million. Both amounts are consistent with our sharing percentage included in the Separation and Distribution Agreement. At September 28, 2007, we had a $2.992 billion class action settlement liability for the full amount owed under the settlement, which includes accrued interest on the liability, and a $1.735 billion receivable from Tyco International and Tyco Electronics for their portions of the liability. The $1.735 billion receivable is included in “Class action settlement receivable” in our Consolidated Balance Sheet at September 28, 2007. In fiscal 2007, borrowings under the unsecured bridge loan facility and cash were used to fund our portion of the payment into an escrow account intended to be used to settle the liability. “Interest in class action settlement fund” in our Consolidated Balance Sheet at September 28, 2007, represents our $1.257 billion interest in Tyco International’s funds held in escrow to settle the class action lawsuits. The escrow account earns interest that is payable to the class.

During the first quarter of fiscal 2007, the United States District Court for the District of New Hampshire entered a final order approving the class action settlement. On February 21, 2008, the time for appealing the final court order approving the class action settlement expired and the settlement became final. Accordingly, in the second quarter of fiscal 2008, we removed the class action settlement liability and the related class action settlement receivable from our Consolidated Balance Sheet. While the payment of the class action settlement resulted in a decrease to our cash flow from operations during the second quarter of fiscal 2008, the payment did not affect our cash balance because we had previously fully funded our portion of the class action settlement into an escrow account intended to be used to settle the liability, as mentioned above.

Fiscal Years Ended 2007, 2006 and 2005

The following table presents results of operations, including percentage of net sales (dollars in millions):

	Fiscal Year
	2007		2006		2005
Net sales	$8,895	100.0%	$8,313	100.0%	$8,268	100.0%
Cost of products sold	4,273	48.0	4,012	48.3	3,815	46.1

Gross profit	4,622	52.0	4,301	51.7	4,453	53.9
Selling, general and administrative expenses	2,446	27.5	1,986	23.9	2,216	26.8
Research and development expenses	260	2.9	248	3.0	221	2.7
In-process research and development charges	38	0.4	63	0.8	—	—
Class action settlement, net of insurance recoveries	1,202	13.5	—	—	—	—
Restructuring and other charges, net	57	0.6	—	—	—	—
Impairments of long-lived assets	34	0.4	—	—	—	—
(Gain) loss on divestitures, net	—	—	(48)	(0.6)	5	0.1

Operating income	585	6.6	2,052	24.7	2,011	24.3
Interest expense	188	2.1	171	2.1	192	2.3
Interest income	(35)	(0.4)	(32)	(0.4)	(29)	(0.4)
Other expense, net	135	1.5	13	0.2	248	3.0

Income from continuing operations before income taxes	297	3.3	1,900	22.9	1,600	19.4
Income taxes	462	5.2	470	5.7	479	5.8

(Loss) income from continuing operations	(165)	(1.9)	1,430	17.2	1,121	13.6
Loss from discontinued operations, net of income taxes	177	2.0	275	3.3	86	1.0

Net (loss) income	$(342)	(3.8)	$1,155	13.9	$1,035	12.5

Net sales—Our net sales in fiscal 2007 increased $582 million, or 7.0% to $8.895 billion, compared with $8,313 billion in fiscal 2006, with growth across all segments, except Medical Supplies. Currency exchange rate fluctuations, primarily the Euro, contributed $185 million to the increase in net sales.

In fiscal 2006, net sales increased 0.5% as compared with fiscal 2005 to $8.313 billion, with growth across our Medical Devices and Pharmaceutical Products segments. Our Imaging Solutions segment was adversely affected by product recalls, while our Medical Supplies segment lost some large GPO contracts and faced increased competition in the alternate site market from lower cost producers (primarily manufacturers in China). The net impact of acquisitions and divestitures contributed $13 million to the increase in net sales, while currency exchange rate fluctuations adversely affected fiscal 2006 net sales by $92 million.

Net sales generated by our businesses in the U.S. were $5.1 billion, $4.9 billion and $5.0 billion in fiscal 2007, 2006 and 2005, respectively. Our non-U.S. businesses generated net sales of $3.8 billion, $3.4 billion and $3.3 billion in fiscal 2007, 2006 and 2005, respectively. Our business outside the U.S. accounted for approximately 43%, 41% and 40% of our net sales for the fiscal 2007, 2006 and 2005, respectively.

Net sales by geographic area for each of the last three fiscal years are shown in the following table (dollars in millions):

				Percentage Change
	2007	2006	2005	2007	2006
United States	$5,109	$4,897	$4,970	4.3%	(1.5)%
Other Americas	480	433	375	10.9	15.5
Europe	2,320	2,046	2,025	13.4	1.0
Japan	585	580	594	0.9	(2.4)
Asia—Pacific	401	357	304	12.3	17.4

	$8,895	$8,313	$8,268	7.0	0.5

Costs of products sold—Cost of products sold was 48.0% of net sales in fiscal 2007, compared with 48.3% of net sales in fiscal 2006. The decrease in cost of products sold as a percent of net sales for fiscal 2007 was attributable to favorable sales mix in our Medical Devices and Pharmaceutical Products segments, partially offset by higher raw material costs and incremental royalties associated with a legal settlement in our Medical Devices segment.

Cost of products sold was 48.3% of net sales in fiscal 2006 compared with 46.1% in fiscal 2005. The increase in cost of products sold in fiscal 2006 as a percentage of net sales is attributable to unfavorable manufacturing overhead variances in our Imaging Solutions and Medical Devices segments as a result of lower manufacturing volumes and increased spending on quality systems and service associated with the product recalls, incremental royalties in our Medical Devices segment associated with a legal settlement, increased fuel surcharges and transportation costs related to the increase in oil prices across all segments, and higher raw material costs across all segments.

Selling, general and administrative expenses—Selling, general and administrative expenses increased $460 million, or 23.2%, to $2,446 million in fiscal 2007, compared with $1,986 million in fiscal 2006. Selling and marketing expenses increased $186 million, primarily due to incremental headcount in the non-U.S. salesforce within our Medical Devices segment. In addition, incremental domestic employee compensation costs contributed $67 million to the increase in selling, general and administrative expenses. Further contributing to the increase were costs of approximately $53 million stemming from the Separation associated with the expansion of our corporate infrastructure and the branding of the Covidien name.

Selling, general and administrative expenses decreased $230 million, or 10.4%, to $1,986 million in fiscal 2006, compared with $2,216 million in fiscal 2005. Fiscal 2006 benefited from the absence of the $277 million charge recorded in fiscal 2005 for a legal settlement. In addition, the percentage of corporate overhead allocated to us by Tyco International declined in fiscal 2006, resulting in a decrease of $44 million of allocated overhead. Partially offsetting these improvements was an increase in selling expenses of approximately $46 million primarily due to incremental headcount in the non-U.S. sales force within our Medical Devices segment, as well as the recognition of $33 million of incremental share-based compensation expense recorded in fiscal 2006 in connection with the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment.”

Research and development expense—Research and development expense increased $12 million, or 4.8%, to $260 million in fiscal 2007, compared with $248 million in fiscal 2006, despite the realization of savings associated with restructuring activity in our Medical Devices segment. As a percent of our net sales, research and development expense decreased slightly to 2.9% in fiscal 2007 from 3.0% in fiscal 2006.

Research and development expense increased $27 million, or 12.2%, in fiscal 2006, compared with fiscal 2005. As a percentage of our net sales, research and development expense increased to 3.0% in fiscal 2006 from 2.7% of our net sales in fiscal 2005.

In-process research and development charge—In fiscal 2007, our Medical Devices segment recorded charges totaling $38 million for the write-off of in-process research and development, of which $30 million was associated with the acquisition of intellectual property from Sorbx. In addition, in fiscal 2007 our Medical Devices segment recorded an $8 million in-process research and development charge associated with the acquisition of the remaining outstanding shares of Airox. The above in-process research and development charges related to the development of second-generation technology that had not yet obtained regulatory approval. As of the acquisition dates, the in-process research and development was not considered to be technologically feasible or to have any alternative future use and, therefore, was written off at those dates.

In fiscal 2006, our Medical Devices segment recorded charges totaling $63 million for the write-off of in-process research and development associated with acquisitions, $49 million of which related to the acquisition of Confluent. The $49 million in-process research and development charge related to technology Confluent was developing for numerous applications across several surgical disciplines which had not yet received regulatory approval. As of the date of the Confluent acquisition, there were three projects under development at different stages of completion, none of which were considered to be technologically feasible or to have any alternative future use. We determined the valuation of the in-process research and development using, among other factors, appraisals. The value was based primarily on the discounted cash flow method. Future residual cash flows that could be generated from each of the projects were determined based upon management’s estimate of future revenue and expected profitability of the projects and technologies involved. These projected cash flows were then discounted to their present values taking into account management’s estimate of future expenses that would be necessary to bring the projects to completion. The discount rates applied range from 20% to 23%, depending on the project’s stage of completion and the type of U.S. Food and Drug Administration approval required.

In addition, in fiscal 2007 our Medical Devices segment recorded an $11 million in-process research and development charge associated with the acquisition of over 50% ownership of Airox and a $3 million in-process research and development charge associated with the acquisition of over 90% ownership of Floreane. In-process research and development charges for the entire Airox acquisition totaled $19 million. More information regarding our in-process research and development charges is provided under “Critical Accounting Policies—Business Combinations.”

Class action settlement, net of insurance recoveries—As previously discussed under “Securities Class Action Settlement,” in fiscal 2007, we were allocated a net charge of $1,202 million by Tyco International for our portion of the class action settlement and related insurance recoveries.

Restructuring charges—In fiscal 2007, we began to consolidate certain facilities under the restructuring program previously discussed, and recorded restructuring charges of $57 million, primarily related to severance costs and non-cash charges for asset impairments in our Medical Devices segment.

Impairments of long-lived assets—In fiscal 2007, we recorded charges for the impairment of long-lived assets of $34 million, of which $33 million related to the impairment of a non-amortizable trademark associated with our Imaging Solutions segment. This impairment is due to a shift in branding strategy that will result in discontinuing the use of the trademark.

(Gain) loss on divestitures, net—In fiscal 2006, we recorded a net gain on divestitures of $48 million, $45 million of which relates to the sale of our Radionics product line within our Medical Devices segment.

Operating income—In fiscal 2007, operating income decreased $1,467 million to $585 million, compared with operating income of $2,052 million in fiscal 2006. Operating income for fiscal 2007 included a net charge of $1,202 million allocated to us by Tyco International for our portion of the class action settlement and related insurance recoveries. The remaining $265 million decrease in operating income was attributable an increase in selling and marketing expense of $186 million, primarily due to incremental headcount in the non-U.S. salesforce within the Medical Devices segment, restructuring charges of $57 million, long-lived asset impairment charges of $34 million and the absence of a gain on the divestiture of our Radionics product line of $45 million that was recorded in fiscal 2006. Further contributing to the decline in operating income were costs of approximately $53 million stemming from the Separation associated with the expansion of our corporate infrastructure and the branding of the Covidien name. Higher sales, increased gross profit and a $25 million decrease in in-process research and development charges partially offset the increase in operating expenses.

In fiscal 2006, operating income increased $41 million to $2,052 million, compared with operating income of $2,011 million in fiscal 2005. Our operating margin was 24.7% in fiscal 2006 compared to 24.3% in fiscal 2005. Our fiscal 2006 operating margin benefited from the absence of a $277 million legal settlement charge recorded in fiscal 2005 and a decrease of $44 million of allocated corporate overhead from Tyco International. However, our operating margin in fiscal 2006 was adversely affected by raw material price increases, increased research and development expense, including $63 million of in-process research and development charges, product recalls, other incremental manufacturing costs associated with investments in quality systems and regulatory compliance, higher fuel surcharge costs related to increased oil prices, incremental costs associated with our sales force and research and development investments, and the adoption of SFAS No. 123R.

Analysis of Operating Results by Segment

Net sales by segment for each of the last three fiscal years are shown in the following table (dollars in millions):

				Percentage Change
	2007	2006	2005	2007	2006
Medical Devices	$6,023	$5,585	$5,467	7.8%	2.2%
Imaging Solutions	1,077	994	1,054	8.4	(5.7)
Pharmaceutical Products	908	840	817	8.1	2.8
Medical Supplies	887	894	930	(0.8)	(3.9)

	$8,895	$8,313	$8,268	7.0	0.5

Operating income by segment and as a percentage of segment net sales for each of the last three fiscal years is shown in the following table (dollars in millions):

	Fiscal Year
	2007		2006		2005
Medical Devices	$1,719	28.5%	$1,812	32.4%	$1,643	30.1%
Imaging Solutions	100	9.3	138	13.9	232	22.0
Pharmaceutical Products	284	31.3	259	30.8	263	32.2
Medical Supplies	145	16.3	146	16.3	175	18.8
Corporate	(1,663)		(303)		(302)

	$585	6.6	$2,052	24.7	$2,011	24.3

Medical Devices

Net sales—Net sales in fiscal 2007 increased $438 million, or 7.8%, to $6,023 million, compared with $5,585 million in fiscal 2006. Currency exchange rate fluctuations contributed $159 million to the increase in net sales. Net sales increased across all product groups, particularly within Endomechanical Instruments, Energy Devices and Soft Tissue Repair Products. Endomechanical Instruments net sales for fiscal 2007 increased $131 million, or 7.6%, of which currency exchange rate fluctuations had a favorable impact of $60 million. Growth in

Endomechanical Instruments was driven by continued demand for our Autosuture laparoscopic instruments in Europe and the United States. Energy Devices net sales for fiscal 2007 increased $105 million, or 19.7%, primarily due to continued market growth of vessel sealing products, and to a lesser extent, new product launches in capital equipment and favorable currency exchange rate fluctuations. Soft Tissue Repair Products net sales for fiscal 2007 increased $74 million, or 17.6%, of which currency exchange rate fluctuations had a favorable impact of $19 million. The increase in Soft Tissue Repair Products was primarily due to strong sales of biosurgery products in the United States.

Net sales increased $118 million, or 2.2%, to $5,585 million in fiscal 2006, compared with $5,467 million in fiscal 2005. Currency exchange rate fluctuations adversely affected fiscal 2006 net sales by $83 million, while the net impact of acquisitions and divestitures contributed $30 million to net sales. Net sales increased across all product groups, particularly within Endomechanical Instruments, Energy Devices and Soft Tissue Repair Products. Endomechanical Instruments net sales for fiscal 2006 increased $52 million, or 3.1%, of which currency exchange rate fluctuations had an unfavorable impact of $29 million. Growth in Endomechanical Instruments was driven by continued demand for our Autosuture laparoscopic instruments in Europe and the United States. Energy Devices net sales for fiscal 2006 increased $48 million, or 9.9%, primarily due to continued market penetration of new vessel sealing products, and to a lesser extent, continued volume growth in electrosurgery disposable products and additional sales personnel during the year. These increases were partially offset by reduced volumes in electrosurgery equipment as the impending launch of the ForceTriad caused certain customers to halt their purchases of the existing controller units and unfavorable currency exchange rate fluctuations. Soft Tissue Repair Products net sales for fiscal 2006 increased $35 million, or 9.1%, primarily due to an increase in sale volume in Japan as a result of new product launches and continued growth in market share for sutures offset by unfavorable currency fluctuations.

Operating income—Operating income decreased $93 million, or 5.1%, to $1,719 million in fiscal 2007, compared with $1,812 million in fiscal 2006. Our operating margin was 28.5% for fiscal 2007, compared with 32.4% in fiscal 2006. The decrease in our operating income and margin was attributable to an increase in selling and marketing expenses of $170 million primarily related to an increase in sales force headcount, the absence of a gain on the divestiture of the Radionics product line of $45 million recorded in fiscal 2006 and restructuring charges of $54 million. Increased gross profit on the favorable sales performance discussed above and a decrease in in-process research and development charges of $25 million partially offset the increase in operating expenses.

Operating income in fiscal 2006 increased $169 million, or 10.3%, to $1,812 million, while operating margin was 32.4% in fiscal 2006 as compared to 30.1% in fiscal 2005. Operating income and margin for fiscal 2006 benefited from the absence of a $277 million legal settlement recorded in fiscal 2005 and a $45 million gain resulting from the sale of our Radionics product line in fiscal 2006. Excluding these benefits, operating margin declined in fiscal 2006 primarily due to in-process research and development charges of $63 million, incremental costs associated with our sales force and research and development investments of $49 million and increased royalty expense of $34 million due to a legal settlement.

Imaging Solutions

Net sales—Imaging Solutions net sales increased $83 million, or 8.4%, to $1,077 million in fiscal 2007, compared with $994 million in fiscal 2006. Favorable currency exchange rate fluctuations contributed $21 million to the net sales increase and was experienced across both product groups. Radiopharmaceuticals net sales increased $55 million due to higher sales volume of technetium generators that were under a voluntary recall during a portion of the previous period and higher sales volume from GPO contracts.

Net sales for Imaging Solutions decreased $60 million, or 5.7%, to $994 million in fiscal 2006, compared with $1,054 million in fiscal 2005. This decrease resulted primarily from lower volumes and price and product mix. Currency exchange rate fluctuations also adversely affected net sales. The decrease in net sales was primarily due to radiopharmaceutical product recalls and, to a lesser extent, sales declines of Contrast Products. Radiopharmaceuticals net sales declined $50 million, or 10.4%, of which $22 million is due to reduced sales of technetium generators as a result of product recalls. In addition, sales of other associated Radiopharmaceutical product lines also were adversely affected by the recalls because customers generally purchase a complete line of radiopharmaceutical products from the same vendor. Contrast Products net sales declined $10 million, or 1.7%, in fiscal 2006 primarily driven by lower non-ionic contrast media prices and a favorable distributor price adjustment received in fiscal 2005. The net sales decrease was partially offset by market growth, European expansion and higher sales in France and Spain.

Operating income—Operating income for Imaging Solutions decreased $38 million, or 27.5%, to $100 million in fiscal 2007, compared with $138 million in fiscal 2006. Our operating margin was 9.3% for fiscal 2007, compared with 13.9% for fiscal 2006. The primary decrease in operating income was due to impairment of an indefinite lived trademark resulting in a $33 million charge.

Operating income for fiscal 2006 decreased $94 million, or 40.5%, to $138 million, and as a percentage of sales decreased from 22.0% in fiscal 2005 to 13.9% in fiscal 2006. Product recalls resulted in a $52 million decrease to operating income. Lost sales on related products as a result of the recalls and remediation costs in our radiopharmaceuticals facility also contributed to the significant decrease in operating income. In addition, price declines and the favorable distributor price adjustment in fiscal 2005 adversely affected the year-over-year comparison of operating income.

Pharmaceutical Products

Net sales—Net sales increased $68 million, or 8.1%, to $908 million in fiscal 2007, compared with $840 million in fiscal 2006. Net sales increased across both product groups. Dosage Pharmaceuticals net sales increased $32 million, primarily due to higher sales volume of brand pharmaceuticals. Net sales of Active Pharmaceuticals Ingredients increased $36 million due to stronger demand for narcotic products and acetaminophen.

Net sales increased $23 million, or 2.8%, to $840 million, in fiscal 2006, compared with $817 million in fiscal 2005. Net sales increased across both product groups. Active Pharmaceutical Ingredients net sales in fiscal 2006 increased $12 million, compared with fiscal 2005. Sales levels were favorably affected by an increase in volume of bulk narcotics which more than offset price decreases. The favorable performance of bulk narcotics primarily was driven by strong demand for natural opiates, partially offset by lower sales of synthetic narcotics. Dosage Pharmaceuticals net sales increased $11 million in fiscal 2006 resulting from increased sales volume of generic pharmaceuticals which was partially offset by capacity limitations and decreased price of generic pharmaceuticals. In fiscal 2006, Dosage Pharmaceuticals experienced an increase in backlog due to capacity limitations. Backlog reached as high as $15 million in mid-fiscal 2006, compared to a historical average of $1 million. The primary factors contributing to the backlog increase were additional volume demand for generic pharmaceuticals, the late start-up of the dosage production facility expansion and an inventory planning control system conversion. The decline in generic pharmaceutical sales was partially offset by an increase in sales of branded pharmaceuticals due to price increases.

Operating income—Operating income increased $25 million, or 9.7%, to $284 million in fiscal 2007, compared with $259 million in fiscal 2006. Our operating margin was 31.3% for fiscal 2007, compared with 30.8% for fiscal 2006. The increase in operating income was primarily due to increased sales and gross profit due to favorable sales mix and plant performance resulting from cost reduction programs.

Operating income for fiscal 2006 decreased $4 million, or 1.5%, to $259 million, compared with $263 million in fiscal 2005, and as a percentage of sales decreased to 30.8% in fiscal 2006 from 32.2% in fiscal 2005. The decrease in operating income was primarily due to unfavorable manufacturing plant performance driven by higher energy costs. Cost decreases, primarily on nitrobenzene, a major raw material, partially offset the declines to operating income.

Medical Supplies

Net sales—Net sales for fiscal 2007 decreased $7 million, or 0.8%, to $887 million, compared with $894 million for fiscal 2006. The decrease in net sales was primarily due to the impact of a product line divested in the prior year, partially offset by increased sales of Nursing Care Products, driven by pricing strategies in alternate site markets.

Net sales in fiscal 2006 decreased $36 million, or 3.9% to $894 million, compared with $930 million in fiscal 2005 due to an $18 million decrease resulting from two divested product lines. In addition, Nursing Care Products net sales decreased $12 million as a result of lower sales volumes primarily due to a loss in market share as GPOs switched from a predominately sole source contracting approach to a multi-source approach. In addition, increased competition in the alternate site markets for wound care resulted in market share losses to lower cost competitors who manufacture in China.

Operating income—Operating income of $145 million for fiscal 2007 remained relatively level with operating income for fiscal 2006. Our operating margin was 16.3% for both fiscal 2007 and 2006. Strong plant cost reduction programs helped offset increasing raw material costs.

Operating income decreased $29 million, or 16.6%, to $146 million in fiscal 2006, compared with $175 million in fiscal 2005. Our operating margin for Medical Supplies decreased to 16.3% in fiscal 2006 from 18.8% in fiscal 2005. The decrease in operating income primarily related to increased manufacturing costs of $20 million largely due to higher raw material costs (nonwoven and pulp) and a decrease in sales volume which adversely affected operating income by $15 million.

Corporate

Corporate expense—During fiscal 2007, Corporate expense increased $1,360 million, to $1,663 million, compared with $303 million for fiscal 2006. Corporate expense for fiscal 2007 included a net charge of $1,202 million allocated to us by Tyco International for our portion of the class action settlement and related insurance recoveries. The primary drivers of the remaining $158 million increase in Corporate expense consisted of $53 million of costs stemming from the Separation associated with the expansion of our corporate infrastructure and the branding of the Covidien name. In addition, other general and administrative costs increased $72 million primarily driven by higher legal and environmental expenses and employee compensation costs.

Corporate expense of $303 million in fiscal 2006 remained relatively level with corporate expense for fiscal 2005. Corporate expense for fiscal 2006 includes incremental stock option charges of $33 million required under SFAS No. 123R. In addition, fiscal 2006 was unfavorably affected by the absence of a favorable reserve adjustment recorded in fiscal 2005. These increases were offset by a decrease of $44 million in allocated expenses from Tyco International resulting from a decline in our allocation percentage.

Non-Operating Items

Interest Expense and Interest Income

During fiscal 2007, 2006 and 2005, interest expense was $188 million, $171 million and $192 million, respectively, of which Tyco International allocated to us $93 million, $144 million and $161 million, respectively. We expect to see an increase in interest expense during fiscal 2008 due to the additional debt to finance our portion of Tyco International’s class action settlement. In addition, during fiscal 2007, 2006 and 2005, interest income was $35 million, $32 million and $29 million, respectively, of which Tyco International allocated to us $16 million, $20 million and $11 million, respectively.

Other Expense, net

During fiscal 2007, 2006 and 2005 other expense, net was $135 million, $13 million and $248 million, respectively. Tyco International has allocated to us a loss on early extinguishment of debt of $146 million and $243 million for fiscal 2007 and 2005, respectively. The method utilized to allocate loss on retirement of debt is consistent with the method used to allocate debt and net interest expense as described above.

Income Taxes

Income tax expense was $462 million, $470 million and $479 million on income from continuing operations before income taxes of $297 million, $1,900 million and $1,600 million for fiscal 2007, 2006 and 2005, respectively. Our effective tax rate was 155.6%, 24.7% and 29.9% for fiscal 2007, 2006 and 2005, respectively. The increase in our effective tax rate in fiscal 2007 as compared to fiscal 2006 was primarily due to charges related to the net class action settlement and loss on allocated early extinguishment of debt, for which no tax benefit was realized. In addition, the rate was adversely impacted by certain tax costs incurred in connection with our separation from Tyco International and other adjustments to legacy income tax liabilities. These increases were somewhat offset by a decrease in our effective tax rate due to a release in deferred tax valuation allowances related to changes in non-U.S. tax law. The decrease in our effective tax rate in fiscal 2006 as compared to fiscal 2005 was primarily the result of a one-time benefit associated with a favorable tax ruling in the fourth quarter of fiscal 2006 permitting deduction of debt retirement costs, an increase in income earned outside the U.S. and taxed at lower rates and adjustments to accrued tax liabilities offset by an increase in valuation allowances.

Discontinued Operations

During the fourth quarter of fiscal 2007, we performed an asset impairment analysis in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As a result of this impairment analysis we recorded a goodwill impairment charge of $256 million associated with our Retail Products segment, which is included in loss on sale of discontinued operations. The estimated fair value of the Retail Products segment was evaluated based on discounted expected future cash flows of the related assets and reflects the adverse trends in raw material and energy costs, and a higher discount rate to represent current market conditions. As a result of this assessment, we determined that the book value of the Retail Products segment was in excess of its estimated fair value and accordingly recorded the impairment charge.

During fiscal 2006, the Plastics, Adhesives and Ludlow Coated Products businesses and the A&E Products business were sold for $975 million and $6 million in gross cash proceeds, respectively. Working capital and other adjustments resulted in net proceeds of $882 million for the sale of the Plastics, Adhesives and Ludlow Coated Products businesses. Net cash proceeds received for the sale of the A&E Products business were $2 million, which does not include working capital adjustments that were agreed upon in fiscal 2007. Both businesses met the held for sale and discontinued operations criteria and have been included in discontinued operations for all periods presented.

During fiscal 2006, we recorded a $260 million and $26 million pre-tax loss on sale from discontinued operations related to the Plastics, Adhesives and Ludlow Coated Products businesses and A&E Products business, respectively, which include $275 million and $22 million, respectively, of pre-tax impairment charges to write the businesses down to their fair values less costs to sell. Fair values used for the respective impairment assessments were based on existing market conditions and the terms and conditions included or expected to be included in the respective sale agreements.

During fiscal 2007, an additional $30 million was collected from the purchaser of the Plastics, Adhesives and Ludlow Coated Products businesses pursuant to a post-closing adjustment related to the decline in average resin prices, and $6 million was received from the purchaser of the A&E Products business for working capital adjustments.

Liquidity and Capital Resources

Factors driving our liquidity position include cash flows generated from operating activities, capital expenditures and investments in businesses and technologies. Historically, we have generated positive cash flow from operations. However, we may have negative cash flow from operations in fiscal 2008 when the class action settlement is paid. This payment will not affect our cash balance, as the funds have been set aside in an escrow account. Through the first quarter of fiscal 2007, as part of Tyco International, our cash was swept regularly by Tyco International at its discretion. Tyco International also funded our operating and investing activities as needed. Transfers of cash both to and from Tyco International’s cash management system have been reflected as a component of “Parent company investment” within “Shareholders’ Equity” in the Combined Balance Sheet at September 29, 2006. Subsequent to the Separation, we received an $85 million true up payment from Tyco International to adjust for differences between our cash balance at June 29, 2007 and our final cash allocation in accordance with the Separation and Distribution Agreement. This amount is included in “Net transfers to Tyco International Ltd.” in our Consolidated and Combined Statement of Cash Flow for fiscal 2007.

Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations and access to the capital markets. We anticipate that our cash and other sources of liquidity will be sufficient to fund operations for the foreseeable future.

Fiscal 2007 Cash Flow Activity

The net cash provided by continuing operating activities of $2,096 million was primarily attributable to net income for fiscal 2007, as adjusted for the net class action settlement charge, depreciation and amortization, loss on early extinguishment of debt, non-cash compensation expenses and an increase in accrued and other liabilities of $271 million, primarily due to an increase in incentive compensation. Our cash flow provided by operating activities will be adversely affected in fiscal 2008 upon finalization of the litigation settlement. This impact will be entirely offset in investing activities upon the release of the escrow deposit which was funded in fiscal 2007.

The net cash used in continuing investing activities of $1,713 million was primarily due to our interest in the class action settlement fund of $1,257 million, capital expenditures of $356 million and acquisition activity of $117 million, primarily related to the acquisition of Airox for $47 million and the acquisition of intellectual property from Sorbx for $30 million. Acquisition activity also included $17 million of cash paid relating to holdback liabilities, primarily associated with the fiscal 2006 acquisition of Confluent. Holdback liabilities represent a portion of the purchase price that is withheld from the seller pending finalization of the acquisition balance sheet and other contingencies.

The net cash provided by continuing financing activities of $227 million was primarily the result of the issuance of external debt of $4,298 million discussed in “Capitalization” below, partially offset by allocated debt activity of $2,291 million, net transfers to Tyco International of $1,316 million and the repayment of external debt of $525 million also discussed in “Capitalization” below.

Fiscal 2006 Cash Flow Activity

The net cash provided by continuing operating activities of $1,296 million was primarily attributable to net income for fiscal 2006, as adjusted for deferred income taxes, depreciation and amortization, the loss from discontinued operations, purchased research and development and non-cash compensation expense. This source of cash was partially offset by a $370 million decrease in accrued and other liabilities, driven by payments of $324 million for two patent infringement matters, a decrease in income taxes payable of $264 million and an increase in inventories of $160 million.

The net cash used in continuing investing activities of $751 million was primarily due to capital expenditures of $400 million and business acquisitions of $382 million, partially offset by net proceeds of $74 million from the sale of our Radionics product line. Cash paid for acquisitions consisted of: $200 million for the acquisition of Confluent; $123 million for the acquisition of over 90% ownership in Floreane and $59 million for the acquisition of over 50% ownership of Airox. Acquisition spending increased $316 million in fiscal 2006 as compared to 2005 to support our growth initiatives.

The net cash used in continuing financing activities of $451 million was primarily the result of net transfers to Tyco International of $601 million and allocated debt activity of $548 million, partially offset by transfers from discontinued operations of $636 million, largely due to net proceeds from the sale of discontinued operations.

Fiscal 2005 Cash Flow Activity

The net cash provided by continuing operating activities of $2,125 million was primarily attributable to net income for fiscal 2005, as adjusted for depreciation and amortization, allocated loss on retirement of debt and loss from discontinued operations and an increase in accrued and other liabilities of $273 million primarily attributable to accruals for patent infringement settlements.

The net cash used in continuing investing activities of $337 million was primarily due to capital expenditures of $289 million. In addition, we acquired Vivant for $66 million.

The net cash used in continuing financing activities of $1,819 million was primarily the result of allocated debt activity of $1,141 million and net transfers to Tyco International of $508 million. In addition, we repaid $98 million of external debt.

Capitalization

At September 28, 2007, total debt was $4.088 billion, all due to third parties, compared with total debt at September 29, 2006 of $2.442 billion of which $2.144 billion was due to Tyco International Ltd. and affiliates. Tyco International’s consolidated debt, exclusive of amounts incurred directly by us, was proportionately allocated to us at September 29, 2006 based on the amount that management believed we used historically. Management believes the allocation basis for debt is reasonable based on our historical financing needs. However, this amount may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company.

In February 2008, we initiated a $1.500 billion commercial paper program. The notes are fully and unconditionally guaranteed by Covidien Ltd. Proceeds from the sale of the notes are used for working capital and other corporate purposes. We are required to maintain an available unused balance under our $1.500 billion revolving credit facility discussed below, sufficient to support amounts outstanding under the commercial paper program. As of March 28, 2008, we had $171 million outstanding under our commercial paper program.

In April 2007, Tyco International and certain of its subsidiaries that are issuers of its corporate debt commenced tender offers to purchase for cash substantially all of their outstanding U.S. dollar denominated public debt. Our 6.5% notes due November 2007 and 7.0% debentures due December 2013 were subject to these tender offers. Approximately $161 million, or 86%, of these notes were tendered.

In April 2007, we entered into a five-year unsecured senior revolving credit facility. The commitment under the credit facility is $1.500 billion. Borrowings under this credit facility bear interest, at our option, at a base rate or LIBOR, plus a margin dependent on our credit ratings and the amount drawn under the facility. We are required to pay an annual facility fee ranging from 4.5 to 12.5 basis points, depending on our credit ratings. Borrowings under the revolving credit facility of $724 million were used to repay a portion of the bridge loan facility. Following the draw downs, we had $776 million of available capacity under the revolving credit facility for working capital, capital expenditures and other corporate purposes.

Additionally, in April 2007, we entered into a $3.200 billion unsecured bridge loan facility. The bridge facility matures in April 2008. Interest and fees under the bridge facility are substantially the same as those under the revolving credit facility. The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if we issue debt or equity. In May 2007, we increased the amount of this facility by $1.050 billion, bringing the total facility to $4.250 billion. Borrowings under the unsecured bridge loan facility were used to fund a portion of Tyco International’s debt tender offers, to repay a portion of Tyco International’s bank credit facilities and to finance a portion of Tyco International’s class action settlement. As discussed above, borrowings under the unsecured bridge loan facility have been repaid.

In October 2007, we completed a private placement of $2.750 billion aggregate principal amount of fixed rate senior notes, consisting of the following: $250 million of 5.2% notes due 2010; $500 million of 5.5% notes due 2012; $1.150 billion of 6.0% notes due 2017; and $850 million of 6.6% notes due 2037. We used the net proceeds of $2.727 billion to repay a portion of the borrowings under our unsecured bridge loan facility. In January 2008, we repaid an additional $151 million of the outstanding borrowings under the unsecured bridge loan facility.

Our credit and bridge facility agreements contain a covenant limiting our ratio of debt to earnings before interest, income taxes, depreciation and amortization. In addition, the agreements contain other customary covenants, none of which we consider restrictive to our operations. We are currently in compliance with all of our debt covenants.

Dividends

On March 18, 2008, the Board of Directors declared a quarterly cash dividend of $0.16 per share to shareholders of record at the close of business on March 31, 2008. The dividend is payable on May 5, 2008. On January 15, 2008, the Board of Directors declared a quarterly cash dividend of $0.16 per share to shareholders of record at the close of business on January 25, 2008. The dividend totaling $80 million was paid during the second quarter of fiscal 2008. On September 28, 2007, the Board of Directors declared a quarterly cash dividend of $0.16 per share to shareholders of record at the close of business on October 9, 2007. The dividend totaling $80 million was paid during the first quarter of fiscal 2008.

We expect that we will continue to pay comparable dividends to holders of our common shares. The timing, declaration and payment of future dividends to holders of our common shares, however, falls within the discretion of our Board of Directors and will depend upon many factors, including the statutory requirements of Bermuda law, our earnings and financial condition, the capital requirements of our businesses, industry practice and any other factors the Board of Directors deems relevant.

Commitments and Contingencies

Contractual Obligations

A summary of our contractual obligations and commitments for external debt, minimum lease payment obligations under non-cancelable operating leases and other obligations at September 28, 2007 is presented in the following table (dollars in millions).

	Total	2008	2009	2010	2011	2012	Thereafter
External debt(1)	$6,617	$589	$170	$169	$413	$880	$4,396
Capital leases(1)	106	25	21	7	7	6	40
Operating leases	344	88	68	49	37	28	74
Purchase obligations(2)	181	80	20	18	19	15	29
Holdback liabilities(3)	26	26	—	—	—	—	—

Total contractual cash obligations(4)	$7,274	$808	$279	$243	$476	$929	$4,539

(1)	Includes interest on fixed rate debt and capital leases. The table has been updated to reflect the private placement offering of long-term fixed rate senior notes entered into in October 2007. Note 10 to our Annual Consolidated and Combined Financial Statements provides further information regarding the private placement offering.
(2)	Purchase obligations consist of commitments for purchases of good and services.
(3)	Holdback liabilities primarily relate to the fiscal 2006 acquisition of Confluent.
(4)	Because the timing of their future cash outflows is uncertain, other liabilities of $783 million, primarily consisting of liabilities pertaining to pension and postretirement benefits, environmental liabilities, insurable liabilities and deferred compensation, are excluded from this table. The minimum required contributions to our pension plans are expected to be $26 million in fiscal 2008. In addition, we expect to pay $12 million in fiscal 2008 related to our postretirement benefit plans.

At September 28, 2007, we had outstanding letters of credit and letters of guarantee in the amount of $151 million.

Legal Proceedings

We are subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information and applicable law, we do not expect that these proceedings will have a material adverse effect on our financial condition. However, one or more of the proceedings could have a material adverse effect on our results of operations or cash flows for a future period. Note 18 to our Annual Consolidated and Combined Financial Statements provide further information regarding legal proceedings.

Prior to the announcement of the Separation, Tyco International and certain of its former directors and officers were named as defendants in several lawsuits relating to securities class actions, shareholder lawsuits and ERISA related litigation. As a part of the Separation and Distribution Agreement, any existing or potential liabilities related to this outstanding litigation were allocated among Covidien, Tyco International and Tyco Electronics. We are responsible for 42% of potential liabilities that may arise upon the settlement of such pending litigation. If Tyco International or Tyco Electronics were to default on their obligation to pay their allocated share of these liabilities, however, we would be required to pay additional amounts.

As previously discussed under “Securities Class Action Settlement,” on May 14, 2007, Tyco International entered into a memorandum of understanding for a class action settlement with plaintiffs’ counsel in connection with the settlement of 32 securities class action lawsuits for the payment of $2.975 billion to the certified class. Under the terms of the Separation and Distribution Agreement, Covidien, Tyco International and Tyco Electronics are jointly and severally liable for the full amount of the class action settlement, with Covidien assuming 42%, Tyco International 27% and Tyco Electronics 31% of the total amount.

In fiscal 2007, we were allocated a net charge of $1.202 billion from Tyco International, for which no tax benefit was realized. This amount is comprised of our portion of the class action settlement of $1.249 billion, net of our portion of the related insurance recoveries of $47 million. The portion allocated to us was consistent with our sharing percentage included in the Separation and Distribution Agreement. At September 28, 2007, we had a $2.992 billion class action settlement liability for the full amount owed under the settlement, which includes accrued interest on the liability, and a $1.735 billion receivable from Tyco International and Tyco Electronics for their portions of the liability. The $1.735 billion receivable is included in “Class action settlement receivable” in our Consolidated Balance Sheet at September 28, 2007. In fiscal 2007, borrowings under our unsecured bridge loan facility and cash were used to fund our portion of the payment into an escrow account intended to be used to settle the liability. “Interest in class action settlement fund” in our Consolidated Balance Sheet at September 28, 2007 represents our $1.257 billion interest in Tyco International’s funds held in escrow to settle the class action lawsuits. The escrow account earns interest that is payable to the class.

During the first quarter of fiscal 2007, the United States District Court for the District of New Hampshire entered a final order approving the class action settlement. On February 21, 2008, the time for appealing the final court order approving the class action settlement expired and the settlement became final. Accordingly, in the second quarter of fiscal 2008, we removed the class action settlement liability and the related class action settlement receivable from our Consolidated Balance Sheet. While the payment of the class action settlement resulted in a decrease to our cash flow from operations during the second quarter of fiscal 2008, the payment did not affect our cash balance because we had previously fully funded our portion of the class action settlement into an escrow account intended to be used to settle the liability, as mentioned above.

If the unresolved class action lawsuits were determined in a manner adverse to Tyco International, it is possible that our portion of such liability would have a material adverse effect on our results of operations, financial condition or cash flows. Moreover, Tyco International stipulated, pursuant to a court order, that we will be primarily liable for a portion of the obligations arising from the Tyco International shareholder litigation. The stipulation also provides that if any party defaults on its obligations, the other parties will be jointly and severally liable for those obligations. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters.

Income Taxes

Our income tax returns are periodically examined by various tax authorities. In connection with such examinations, tax authorities, including the U.S. Internal Revenue Service (IRS), have raised issues and proposed tax adjustments. During fiscal 2007, the IRS concluded its field examination of certain of Tyco International’s, including Covidien’s and Tyco Electronics’, U.S. federal income tax returns for the years 1997 through 2000 and issued anticipated Revenue Agent’s Reports (RARs) in May and June of 2007 which reflect the IRS’s determination of proposed tax adjustments for the periods under audit. The RARs propose tax audit adjustments to certain of Tyco International’s previously filed tax return positions, all of which Tyco International and Covidien expected and previously assessed at each balance sheet date. Accordingly, we made no additional provision during fiscal 2007 with respect to our share of the proposed audit adjustments contained in the RARs.

Tyco International has appealed other proposed tax adjustments totaling approximately $1 billion and intends to vigorously defend its prior filed tax return positions. We believe that the amounts recorded in our financial statements relating to our share of these tax adjustments are adequate. However, the ultimate resolution of these matters is uncertain and could have an adverse impact on our results of operations, financial condition or cash flows. In addition, ultimate resolution of these matters could have an adverse impact on our effective tax rate in future reporting periods. We may also be required to accrue and pay additional taxes for contingencies not related to Covidien as a result of the Tax Sharing Agreement with Tyco International and Tyco Electronics.

In December 2007, the IRS commenced an examination of Tyco International’s, including Covidien’s and Tyco Electronics’, U.S. federal income tax returns for fiscal years 2001 through 2004. In connection with the examination, Tyco International has submitted amendments to its U.S. federal income tax returns for the periods through 2004. We believe that the amounts recorded in our financial statements relating to our share of these tax amendments are adequate. However, the ultimate resolution of the examination is uncertain and could have an adverse impact on our results of operations, financial condition or cash flows. In addition, ultimate resolution of these matters could have an adverse impact on our effective tax rate in future reporting periods. We may also be required to accrue and pay additional taxes for contingencies not related to Covidien as a result of the Tax Sharing Agreement with Tyco International and Tyco Electronics.

Tyco International has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to fiscal 2004, which will primarily reflect the roll forward of the amendments for fiscal 1997 through fiscal 2004. When our tax return positions are updated, additional adjustments may be identified and recorded in our Consolidated Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, we believe that any resulting adjustments will not have a material impact on our results of operations, financial condition or cash flows.

In accordance with the Tax Sharing Agreement with Tyco International and Tyco Electronics, we share certain contingent liabilities relating to unresolved tax matters of legacy Tyco International, with Covidien assuming 42%, Tyco International 27% and Tyco Electronics 31% of the total amount. We are the primary obligor to the taxing authorities for $517 million of these contingent tax liabilities which are recorded on the Consolidated Balance Sheet. The actual amounts that we may be required to ultimately accrue or pay under the Tax Sharing Agreement could vary depending upon the outcome of the unresolved tax matters, which may not occur for several years.

In addition, pursuant to the terms of the Tax Sharing Agreement, we recorded a long-term receivable from Tyco International and Tyco Electronics of $306 million which is classified as “Due from related parties” in our Consolidated Balance Sheet at September 28, 2007. This receivable primarily reflects 58% of the $517 million contingent tax liabilities, excluding a portion which is not subject to the Tax Sharing Agreement. If Tyco International and Tyco Electronics default on their obligations to us under the Tax Sharing Agreement, we would be liable for the entire amount of these liabilities.

If Tyco International and Tyco Electronics default on their obligations to us under the Tax Sharing Agreement, we would be liable for the entire amount of these liabilities. If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of such tax liabilities were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and be required to make additional tax payments.

Off-Balance Sheet Arrangements

Guarantees

Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, we entered into certain guarantee commitments and indemnifications with Tyco International and Tyco Electronics. These guarantee arrangements and indemnifications primarily relate to certain contingent tax liabilities; we assumed and are responsible for 42% of these liabilities. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs related to any such liability, we would be responsible for a portion of the defaulting party or parties’ obligation. These arrangements were valued upon our separation from Tyco International with the assistance of a third-party valuation firm in accordance with FIN 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Accordingly, liabilities amounting to $760 million relating to these guarantees were recorded in our Consolidated Balance Sheet as of September 28, 2007, the offset of which was reflected in Shareholders’ Equity. To the extent such recorded liabilities change, the increase or decrease is reflected in other expense or income in our Consolidated Statements of Income. No changes have occurred to date.

Prior to Separation, Tyco International made a payment to the IRS as an advance against certain of the proposed tax adjustments. Our share of the payment under the Tax Sharing Agreement was $192 million. This payment had the effect of reducing our liabilities recorded for guarantee arrangements and indemnifications entered into with Tyco International and Tyco Electronics pursuant to the Separation and Distribution Agreement. In addition, this payment reduced our cash balance upon Separation.

Certain of our business segments have guaranteed the performance of third parties and provided financial guarantees for financial commitments. Recourse, as it relates to these guarantees, indicates we will, in the event of customer default, buy back a transaction from a customer financing partner at a predetermined discount of the remaining payments. Using historical data of previous loss levels, a risk percentage is assigned to recourse transactions to estimate required liabilities. Full credit reviews are performed to assess risk and liability requirements on individual, large transactions. The total exposure under specific recourse and risk-sharing guarantees and related liabilities at September 28, 2007 was not significant. The potential exposure for non-performance under the guarantees would not have a material effect on our results of operations, financial condition or cash flows.

In disposing of assets or businesses, we often provide representations, warranties and indemnities to cover various risks, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, we have no reason to believe that these uncertainties would have a material adverse effect on our results of operations, financial condition or cash flows.

We have recorded liabilities for known indemnifications included as part of environmental liabilities. Note 18 to our Annual Consolidated and Combined Financial Statements provide further information with respect to these liabilities.

We are liable for product performance, however in the opinion of management, such obligations will not significantly affect our results of operations, financial condition or cash flows.

Critical Accounting Policies and Estimates

The preparation of our Consolidated and Combined Financial Statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.

Revenue Recognition—We recognize revenue for product sales when title and risk of loss have transferred from us to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions.

In certain circumstances, we enter into arrangements in which we provide multiple deliverables to our customers. Agreements with multiple deliverables are divided into separate units of accounting. Total revenue is first allocated among the deliverables based upon their relative fair values. Revenue is then recognized for each deliverable in accordance with the principles described above. Fair values are determined based on sales of the individual deliverables to other third parties.

We sell products both direct to end user customers and through distributors who resell the products to end user customers. Rebates are provided to certain distributors that sell to end user customers at prices determined in accordance with a contract between us and the end user customer. Provisions for rebates, as well as sales discounts and returns, are accounted for as reduction of sales when revenue is recognized and are included in our reserve for returns, rebates and sales allowances within accounts receivable trade in the Consolidated and Combined Balance Sheets. We estimate rebates based on sales terms, historical experience and trend analysis. In estimating rebate accruals, we consider the lag time between the point of sale and the payment of the distributor’s rebate claim, distributor-specific trend analysis, contractual commitments including stated rebate rates and other relevant information. We adjust reserves to reflect differences between estimated and actual experience, and record such adjustment against net product sales revenue in the period of adjustment. Historical adjustments to recorded reserves have not been significant and we do not expect significant revisions of these estimates in the future. Rebates charged against gross sales in fiscal 2007 amounted to approximately $2.0 billion.

Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value. We reduce the carrying value of inventory based on estimates of what is excess, slow-moving and obsolete, as well as inventory whose carrying value is in excess of net realizable value. These write-downs are based on current assessments about future demands, market conditions and related management initiatives. If future market conditions and actual demands ultimately are less favorable than those projected, we would further reduce the carrying value of the inventory and record a charge to earnings at the time such determination was made. Actual results historically have not differed materially from management’s estimates.

Property, Plant and Equipment—Management periodically evaluates the net realizable value of property, plant and equipment relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. We review property, plant and equipment for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. We assess the recoverability of assets using undiscounted cash flows. If an asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset’s fair value. The fair value is estimated based upon the present value of discounted estimated future cash flows or other reasonable estimates of fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. Since judgment is involved in determining the fair value and useful lives of property, plant and equipment, there is a risk that the carrying value of our property, plant and equipment may be overstated or understated.

Intangible Assets—Intangible assets include intellectual property consisting primarily of patents, trademarks and unpatented technology. We record intangible assets at historical cost and amortize such assets using the straight-line method over ten to forty years. Amortization expense is included in selling, general and administrative expenses. We evaluate the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life. If the estimate of an intangible asset’s remaining useful life is changed, we amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life. Intangible assets that are not subject to amortization, which are comprised primarily of certain trademarks, are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We review intangible assets subject to amortization for impairment in the same manner as property, plant and equipment which is described above.

Business Combinations—Amounts paid for acquisitions are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. We then allocate the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including purchased research and development. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management. We allocate any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill.

Purchased research and development represents the estimated fair value as of the acquisition date of in-process projects that have not reached technological feasibility and have no alternative future use. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval. We expense the value attributable to in-process research and development projects at the time of acquisition.

The valuation of in-process research and development is determined using the discounted cash flow method. In determining the value of in-process research and development, we consider, among other factors, appraisals, the stage of completion of the projects, the technological feasibility of the projects, whether the projects have an alternative future use and the estimated residual cash flows that could be generated from the various projects and technologies over their respective projected economic lives. The discount rate used is determined at the time of acquisition and includes a rate of return which accounts for the time value of money, as well as risk factors that reflect the economic risk that the cash flows projected may not be realized.

Goodwill—In performing goodwill assessments, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. There are inherent uncertainties related to these factors and judgment in applying them to the analysis of goodwill impairment. Since judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated or understated. We calculate our goodwill valuations using an income approach based on the present value of future cash flows of each reporting unit. This approach incorporates many assumptions including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods.

We test goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. When conducting an annual goodwill impairment test, we utilize a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. If the carrying value of a reporting unit exceeds its fair value, we will perform the second step of the goodwill impairment to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

Goodwill impairments included in loss from discontinued operations in fiscal 2007 and 2005 totaled $256 million and $162 million, respectively.

Contingencies—We are involved, both as a plaintiff and a defendant, in various legal proceedings that arise in the ordinary course of business, including, without limitation, patent infringement, product liability and environmental matters, as further discussed in Note 18 to our Annual Consolidated and Combined Financial Statements. Accruals recorded for various contingencies including legal proceedings, self-insurance and other claims are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. When a range is established but a best estimate cannot be made, we record the minimum loss contingency amount. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are reevaluated each accounting period, as additional information is known. Accordingly, we are often initially unable to develop a best estimate of loss, and therefore we record the minimum amount, which could be zero. As information becomes known, either the minimum loss amount is increased, resulting in additional loss provisions, or a best estimate can be made, also resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected. We record receivables from third party insurers when we have determined that existing insurance policies will provide reimbursement. In making this determination, we consider applicable deductibles, policy limits and the historical payment experience of the insurance carriers.

Pension and Postretirement Benefits—Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations and increases pension expense. A 25 basis point decrease in the discount rate would increase our present value of pension obligations by approximately $27 million. We consider the current and expected asset allocations of our pension plans, as well as historical and expected long-term rates of return on those types of plan assets, in determining the expected long-term return on plan assets. A 50 basis point decrease in the expected long-term return on plan assets would increase our annual pension expense by approximately $3 million.

Guarantees—We have, from time to time, provided guarantees and indemnifications to unrelated parties. These guarantees have not been material to the Consolidated and Combined Financial Statements and the maximum potential payments are not material.

We periodically reassess our exposure and potential loss under these arrangements, and, in the event that an increase in the fair value of the guarantee occurs, a charge to income will be required.

Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, we entered into certain guarantee commitments and indemnifications with Tyco International and Tyco Electronics. See Note 11 to our Annual Consolidated and Combined Financial Statements for more information.

Income Taxes—In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future state, federal and international pretax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We currently have recorded significant valuation allowances that we intend to maintain unless it becomes more likely than not the deferred tax assets will be realized. Our valuation allowances for deferred tax assets of $443 million and $194 million at September 28, 2007 and 2006, respectively, relate principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. Our income tax expense recorded in the future will be reduced to the extent of decreases in our valuation allowances. We believe that we will generate sufficient future taxable income in the appropriate jurisdiction to realize the tax benefits related to the remaining net deferred tax assets in the Consolidated and Combined Balance Sheets. However, any reduction in future taxable income including but not limited to any future restructuring activities may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on our future earnings. If a change in a valuation allowance occurs, which was established in connection with an acquisition, such adjustment may reduce goodwill rather than the income tax provision. At September 28, 2007, approximately $22 million of the valuation allowances will ultimately reduce goodwill if the net operating losses are utilized.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on our results of operations, financial condition or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We provide reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Prior to September 29, 2007, these reserves were recorded when management determined that it was probable that a loss would be incurred related to these matters and the amount of such loss was reasonably determinable. As of September 29, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes.” As a result, reserves subsequent to that date are based on a determination of whether and how much of a tax benefit we take in our tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions is recorded as a component of income tax expense. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If the tax liabilities relate to tax uncertainties existing at the date of the acquisition of a business, the adjustment of such tax liabilities will result in an adjustment to the goodwill recorded at the date of acquisition; however, after the adoption of SFAS No. 141 (revised 2007), “Business Combinations” discussed in “Recently Issued Accounting Pronouncements,” such adjustments will be reflected in the results of operations. Management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. Substantially all of these potential tax liabilities are recorded in non-current “Income taxes” in the Consolidated and Combined Balance Sheets as payment is not expected within one year.

Recently Adopted Accounting Pronouncements

On September 29, 2007, we adopted FIN 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of adoption was a $306 million reduction in retained earnings, an increase of $193 million in deferred tax assets, primarily due to interest and state specific items, and an increase of $589 million and $90 million in income taxes payable and receivable, respectively. At September 29, 2007, the total amount of unrecognized tax benefits was $1,219 million, including interest and penalties, of which $1,200 million would impact the effective tax rate, if recognized. Interest and penalties associated with uncertain tax positions are recognized as components of “Income taxes” in our Consolidated and Combined Statements of Income. The total amount of accrued interest and penalties related to uncertain tax positions at September 29, 2007 was $232 million.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. We presently use a measurement date of August 31. SFAS No. 158 also requires additional financial statement disclosures. We adopted the recognition and disclosure provisions of SFAS No. 158 at the end of fiscal 2007, and accordingly recognized an after-tax reduction of $51 million through shareholders’ equity. We have not yet adopted the measurement date provisions which become effective in fiscal 2009. We are currently assessing the impact the measurement date provisions will have on our results of operations, financial condition and cash flows.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) expands the definition of a business combination and requires acquisitions to be accounted for at fair value. These fair value provisions will be applied to contingent consideration, in-process research and development and acquisition contingencies. Purchase accounting adjustments will be reflected during the period in which an acquisition was originally recorded. Additionally, the new standard requires transaction costs and restructuring charges to be expensed. SFAS No. 141(R) is effective for us for acquisitions closing during and subsequent to the first quarter of fiscal 2010.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than at historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact SFAS No. 159 will have on our results of operations, financial condition and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for us in fiscal 2010, except with respect to non-financial assets and liabilities recognized or disclosed at fair value on a recurring basis, for which the effective date is fiscal 2009. We are currently assessing the impact SFAS No. 157 will have on our results of operations, financial condition and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risk associated with changes in interest rates and currency exchange rates. In order to manage the volatility to our more significant market risks, we enter into derivative financial instruments such as forward currency exchange contracts.

Foreign currency risk arises from our investments in affiliates and subsidiaries owned and operated in foreign countries. Such risk is also a result of transactions with customers in countries outside the United States. We use forward currency exchange contracts on accounts and notes receivable, accounts payable, intercompany loan balances and forecasted transactions denominated in certain foreign currencies. Based on a sensitivity analysis of our existing forward contracts outstanding at September 28, 2007, a 10% appreciation of the U.S. dollar from the September 28, 2007 market rates would decrease the unrealized value of our forward contracts on our balance sheet by $142 million, while a 10% depreciation of the U.S. dollar would increase the unrealized value of forward contracts on our balance sheet by $174 million. However, such gains or losses on these contracts would be offset by the gains or losses on the revaluation or settlement of the underlying transactions.

Interest rate risk primarily results from variable rate debt obligations. At September 28, 2007, our variable rate debt instruments as a percentage of total debt instruments was 30%. Based on a sensitivity analysis of the variable rate financial obligations in our debt portfolio as of September 28, 2007, it is estimated that a 25 basis point interest rate movement in the average market interest rates (either higher or lower) would either decrease or increase our annual interest expense by approximately $3 million. Over time, we may seek to adjust the percentage of variable rate financial obligations in our debt portfolio through the use of swaps or other financial instruments.